                                                      EXHIBIT(10)(iii)(A)18
                                                      AT&T Form 10-K

                                                                    7/31/91

                             EMPLOYMENT AGREEMENT

          THIS AGREEMENT, dated as of August 1, 1991, by and between the American Telephone and Telegraph Company, A New York Corporation with its headquarters at 550 Madison Avenue, New York, New York 10022 (hereinafter called the "Company"), and Alex J. Mandl (hereinafter called the "Employee").
          WHEREAS the Employee was employed as a senior executive with another company; and

          WHEREAS the Employee has accepted employment with the Company; and

          WHEREAS the Company has assigned and appointed the Employee to a Senior Management position as Chief Financial Officer and Group Executive. In such capacity, Employee would report to the Chairman and be a member of the Company's Executive Committee; and

          WHEREAS, it is of special importance for the Company to mitigate the impact of early departure from the Employee's prior employer;




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          NOW, therefore, for and in consideration of the promises and the mutual agreements hereinafter contained, the Company and Employee do hereby agree as follows:

          1. Employment. Subject to the provisions set forth elsewhere in this Agreement, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company as a Senior Manager for the term set forth in Section 2 of this Agreement. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act in conflict with this Agreement. Such employment shall be upon the terms and conditions hereinafter contained.

          2. Term of Agreement. The term of employment hereunder shall be at the will of each party to this Agreement and subject to the terms and conditions thereof commencing on August 1, 1991. Except as expressly set forth herein, the Employee shall have no further rights or entitlements beyond the terms of this Agreement, including but not limited to the right of continued employment.




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          3.   Employee's Compensation and Benefits.  Except as otherwise provided in this Agreement and as more fully set forth hereinbelow, the Employee shall be treated in the same manner as and be entitled to such benefits and other perquisites and terms and conditions of employment as other Senior Managers of the Company at a similar level and with comparable responsibilities.
               (a) Base Salary. The Company agrees to pay and the Employee agrees to accept for services to be rendered hereunder and during the term of this Agreement a base salary of not less than $450,000.00 per year, payable in installments on a monthly or other periodic basis in accordance with the prevailing payroll practices of the Company.
               (b) Perquisites. During the term of this Agreement, the company shall (i) provide the Employee with perquisites of employment as are commonly provided to an Employee of the Company at a similar level and with comparable responsibilities, and (ii) reimburse the Employee for reasonable and necessary business expenses incurred in connection with his employment, in accordance with employee business expense practices applicable to employees of the company at a similar level and with comparable responsibilities.






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               (c)  Benefits.  Subject to the terms and provisions of this
Agreement, the Employee shall be entitled to coverage under or benefits in accordance with those employee and Senior Management benefit plans and programs as are made available or which may subsequently become applicable to other Senior Managers of the Company at comparable levels. The Employee shall be entitled to five (5) weeks of annual vacation applicable to 1991 and subsequent years. The Employee shall also be entitled to relocate under the terms of the AT&T Management Relocation Plan. Moreover, the AT&T Management Relocation Plan provision which calls for a participant to complete his relocation within 12 months of his employment date will be extended to 24 months for Employee.

     (d) Incentive Plans. During the term of this Agreement, the Employee will be eligible for consideration for both long and short term awards pursuant to the terms of the Company's 1987 Long Term Incentive Program and short-term annual incentive arrangements, respectively, (the "Incentive Plans") under the terms of such Incentive Plans as are in effect from time to time. Short-term annual incentives for AT&T Senior Managers currently take the form of AT&T Performance Awards (APA) and Merit Awards (MA).
Award levels under the APA program are predicated on overall corporate performance and award levels under the MA program are determined by individual and team contributions. The Company cannot make any definitive representations regarding the continuation of the APA/MA incentive format,


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or the size of Employee's APA and MA awards in any given year, if any.  The following information, however, will provide a frame of reference regarding the potential size of Employee's annual incentive opportunity. Employee's 1991 Standard APA is $201,000 and Standard MA is $72,000. Actual APA and
MA awards paid to individual Senior Managers are determined with reference to such Standard Awards. For example, the APA payouts for performance years 1988, 1989 and 1990 were 117%, 119.9% and 126.6%, respectively.
Moreover, based on annualized Company performance through the end of the second quarter, the projected 1991 APA Award for a Senior Manager with a $201,000 Standard APA Award would be $260,300 (i.e., 129.5% of such
Standard APA Award). A Senior Manager's actual MA is determined by his/her supervisor. Although there are no specified minimum or maximum amounts governing the size of such individual awards, the pool of funds available for such awards in 1991 is limited to 36% of the sum of actual APA awards made to each Senior Manager. Employee's actual 1991 APA and MA, if any, will not be prorated to reflect partial service in such year.

          The Company will award 8,195 Performance Shares to the Employee as of the effective date of the Agreement under the Company's 1987 Long Term Incentive Program covering the 1991-1993 performance period. In addition and in accordance with the terms of this award, the Employee shall receive quarterly Dividend Equivalents. Distributions of Long Term Performance Shares will be in accordance with the applicable 1987 Long Term


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Incentive Program and award provisions.  Also, as of the effective date of this Agreement, 19,987 Stock Options will be granted to the Employee under the Company's 1987 Long Term Incentive Program. In addition to the above awards of Performance Shares and Stock Options which represent the 1991 standard grants to a Senior Manager at Employee's level, the Company's Compensation Committee of the Board will be asked at their next meeting (scheduled for October 16, 1991) to approve a special grant of Company Stock Options and Performance Shares. Specifically, such special grant would include: (1) 7,766 Performance Shares attributable to the 1989-1991 performance period and 6,070 Performance Shares attributable to the 1990-92 performance period. Employee shall receive quarterly Dividend Equivalents on these special Performance Share Awards. (2) 77,000 Stock Options, which will become fully vested ("cliff" vesting) three years after such special grant.
               (e) Within thirty business days of his employment with the Company, Employee will be provided a one-time lump sum hiring bonus of $200,000. This hiring bonus will not be included in the base for calculating any employee or Senior Management benefits.

               (f) Successor Plans and Programs. In the event that after the date of this Agreement the Company establishes any new, replacement or additional pension, retirement, disability or annuity plans, programs or



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practices of incentive compensation for Senior Managers of the Company at comparable levels, the Employee shall also be eligible, at the Company's discretion, for coverage under such pension, retirement, disability and annuity plans, programs or incentive compensation practices in accordance with the terms thereof.

          4.   Special Pension Arrangement
               In the event the Employee's employment is terminated for any reason other than for a Company-initiated termination for "Cause" (as hereinafter defined) on or after Employee's 55th birthday, the Company agrees to provide an immediate pension benefit based on (1) the greater of the pension amounts reflected in Appendix A or (2) actual Company Net Credited Service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements. Non-qualified pensions affected by these practices would include those provided under the AT&T Non-Qualified Pension Plan, the AT&T Mid-Career Pension Plan but specifically would exclude the Minimum Retirement Benefit and Surviving Spouse Benefit payable under the AT&T Senior Management Long-Term Disability and Survivor Protection Plan. Special pension payments shall be paid to the Employee from company operating income. The total pension amount which results from application of this Section 4 will be reduced by all amounts actually received by Employee under any other AT&T or subsidiary or affiliated company's


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qualified or non-qualified pension, retirement, disability or annuity plan, program or practice, except the AT&T Long-Term Savings Plan for Management Employees and the AT&T Senior Management Incentive Award Deferral Plan. Pension benefits payable under this Section 4 will be afforded the same "ad hoc" inflation adjustments as may be applicable to the AT&T Non-Qualified Pension Plan from time to time. Moreover, Employee's Company-paid senior Management Basic Life Insurance Program ("SMBLIP") benefit, equal to one times base salary, will be maintained after such termination as if Employee was eligible for a Service Pension under the AT&T Management Pension Plan. All other terms and conditions of the SMBLIP will continue to apply. Moreover and pursuant to a termination under this Section 4, Employee will be entitled to the following post-termination ancillary entitlements, administered in a manner consistent with the then-current treatment of service Pension eligible Senior Managers and in accordance with the terms and conditions applicable to each Senior Management plan or practice:

          -    COBRA entitlements (as mandated by Federal statutes)
          - 1 - 1-1/2 times base salary Senior Management Individual Life Insurance (Split Dollar - contributory)
          - Continuation of outstanding Company Stock Options and Performance Shares
          -    Continuation of Senior Management Telephone Concession
               Service


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          5.   Powers and Duties.  The Employee shall devote his full time, interests and abilities to the performance of duties under this Agreement, it being understood in connection therewith that he may, in his discretion and subject to not interfering with his duties and responsibilities hereunder, devote time to civic, public and professional activities and may serve as a Director of other business corporations not engaged in competition with the Company or any subsidiary or affiliate of the Company; provided, however, that he shall not accept directorships on more than three boards of other business corporations; and provided, further, that for purposes of the immediately preceding clause, directorships on the boards of two or more companies with at least 50% common ownership shall count as a single company.
          6. Operation of Agreement. Notwithstanding any other term or provision to the contrary, all rights, benefits and entitlements available under and in accordance with the terms of this Agreement, except for those provided in Sections 4 and 8, are contingent and dependent upon the Employee maintaining and continuing employment as a Senior Manager of the Company.
          7.   Restrictive Covenants.
               (a) Competition. Notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company-sponsored Tax Qualified Pension or Welfare Plans), benefits or other



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entitlements to which the Employee may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Employee, at any time without the consent of the Company is employed by, becomes associated with, renders service to, or owns an interest in any business that is competitive with the Company, any subsidiary or affiliate of the Company, or any business in which the Company or any such subsidiary or affiliate has a substantial interest (other than as a shareholder with a non-substantial interest in such business), all as determined by the Company. Appendix B is a copy of the Non-Competition Guideline.
               (b) Confidentiality. The Employee agrees that he will not, at any time during his employment pursuant to this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company. Further, the Employee agrees not to disclose or discuss the terms and provisions of this Agreement with anyone except for his legal and financial advisors and members of his immediate family.





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          The Employee agrees that at the time of the termination of his employment with the Company, whether at the instance of the Employee or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company, except for any documents for which the Company or any subsidiary or affiliate of the company has given written consent to removal at the time of the termination of the Employee's employment.
               (c) Violation by the Employee of any of the provisions of this Section 7 may result, at the discretion of the Company, in the cancellation of all rights and entitlements of the Employee hereunder and shall give the Company any other rights it may have under applicable law to restrict the use of any information and/or documents and/or for the return of any such information and/or documents.
          8.   Termination Provisions.
               (a) If at any time during the period beginning from the effective date of this Agreement and ending on the day prior to the Employee's 55th birthday, Employee is terminated by the Company for any





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reason other than Cause, the Employee will be entitled to the greater of
(1) $450,000 or (2) 200% of Employee's annual base salary rate in effect as of the date of Employee's termination.
               (b) The Company may terminate the Employee for Cause after written notice specifying the cause of such action shall have been given to Employee by the Company. For purposes of this Agreement, Cause shall mean:
               (i) Employee's breach of any of the terms of this Agreement;
               (ii) Employee's commission of act(s) or omission(s) which have, have had, or are likely to have a material adverse effect on the business, operations, financial conditions or reputation of the Company, its subsidiaries or affiliates;
               (iii) Employee's conviction (including a plea of guilty or nolo contenders) of a felony or any crime of theft, dishonesty or moral turpitude;
               (iv) Gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company.






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               (c)  If the Employee terminates his employment with the
Company at any time for personal or other reasons or if Employee dies or is terminated because of long-term disability or is terminated by the Company for Cause, as specified in Section 8(b) hereinabove, and except as provided in Section 4 of this Agreement, he will be treated in the same manner as any other Senior Manager of the Company without reference to any provision of this Agreement.
               (d) Any payments made pursuant to this Section 8 are: (1) subject to the provisions, restrictions and limitations of section 7 above,
(2) payable in twelve (12) equal monthly installments commencing the month after the month of termination and (3) subject to Employee signing a standard Release and Agreement not to sue the Company then in use by the Company in connection with terminated Senior Managers.
          9. Dispute Resolution. At the option of the Employee or the company, any dispute, controversy, or question arising under, out of or relating to this Contract or the breach thereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after each party has given the other written notice of the



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desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of a neutral arbitrator, or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator.
          In the event that the Employee is successful in pursuing any claim or dispute arising out of this Contract, the Company shall pay all of the Employee's attorneys' fees and costs, including the compensation and expenses of any Arbitrator, unless (1) the Arbitrator, or any court in which litigation is filed finds the Company to be without liability on material issues raised or (2) the dispute or lawsuit is frivolous in nature. In any other case, the Employee and the Company shall each bear all their own costs and attorney fees, except that the Company shall pay the costs of any Arbitrator appointed hereunder.



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          10.  Assignment.
               (a) Employee. This Agreement is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated by him.
               (b) Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any subsidiary or affiliate of the Company to which the Employee may be employed or assigned, by or with the consent of the Company. If the Employee is assigned to or becomes employed by any subsidiary or affiliate of the Company during the term of this Agreement, such subsidiary or affiliate shall be considered to have been assigned all rights of the Company and accepted all obligations of the Company hereunder.
          11. Taxes. It is understood that all payments and benefits provided under this Agreement are subject to withholding for applicable federal, state and local income (or similar) taxes.
          12. Entire Agreement; Amendments. This Agreement comprises 16 pages, 13 Sections and two (2) attached Appendices which represents the entire Agreement between Employee and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any



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party hereto.  No amendments or modifications to this Agreement may be made except in writing signed by the Company, through its authorized representative, and the Employee.

          13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and the Company has affixed its corporate seal as of the day and year first above written.

     Company:
     By:  H. W. Burlingame
     Date:  August 21, 1991
     Witnessed:  Ailene Durham
     Date:  August 21, 1991
     Employee:  Alex J. Mandl
     Date:  August 15, 1991
     Witnessed:  Mary Blessing
     Date:  August 15, 1991





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                                                                      Appendix A

                           MINIMUM PENSION SCHEDULE
       (Amounts Assume 50% Joint and Survivor Pension is not declined)*


               Retirement Age#          Total Monthly Pension**
               ---------------          ---------------------
                    55                       $30,432
                    56                        33,280
                    57                        36,396
                    58                        39,802
                    59                        43,528
                    60                        47,602
                    61                        52,057
                    62                        56,930
                    63                        62,258
                    64                        68,086
                    65                        74,459


* If survivor annuity is declined, amounts will be increased to reflect practices in effect upon employee's termination.

**   The above Minimum Pension Schedule will be offset by the following:
     (1) All AT&T or subsidiary or associated company's qualified and non-qualified pension plans (e.g., AT&T Non-Qualified Pension Plan, AT&T Mid-Career Pension Plan, AT&T Senior Management Long-Term Disability and survivor Protection Plan), (2) any pensions payable from former employers (i.e., Boise Cascade, CSX Corporation [and subsidiaries]). If such offsets exceed the Minimum Pension amount, no benefit under this schedule is payable. Qualified and non-qualified savings plans are not offsets to the Minimum Pension Schedule, e.g., AT&T Long-Term Savings Plan and AT&T Senior Management Incentive Award Deferral Plan.

#    Minimum Pension amounts will be prorated to the nearest whole month.




                                                                         7/31/91